PRICING SUPPLEMENT dated November 24, 2025

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K Equity Index Linked Securities
Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

■	Linked to an approximately equally weighted Basket comprised of the Nasdaq-100 Index® (33.34%), the S&P 500® Index (33.33%) and the EURO STOXX 50® Index (33.33%) (each referred to as a “basket component”)
■	Unlike ordinary debt securities, the securities do not pay interest and do not provide for the full repayment of principal at maturity. Instead, the securities provide for a minimum payment at maturity equal to only 95% of the face amount and offer the potential for a positive return at maturity depending on the performance of the Basket from the starting value to the ending value. The maturity payment amount will reflect the following terms:
■	If the value of the Basket increases, you will receive the face amount plus a positive return equal to 100% of the percentage increase in the value of the Basket from the starting value, subject to a maximum return at maturity of 32.40% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,324.00
■	If the value of the Basket remains flat, you will receive the face amount, but you will not receive any positive return on your investment
■	If the value of the Basket decreases, you will have 1-to-1 downside exposure to the first 5% decline in the value of the Basket from the starting value, and you may lose up to 5% of the face amount of your securities
■	Investors may lose up to 5% of the face amount
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities is $955.37 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$33.25	$966.75
Total	$1,104,000.00	$36,708.00	$1,067,292.00
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities —Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Terms of the Securities

Issuer:	Bank of Montreal.
	An approximately equally weighted basket (the “Basket”) comprised of the following basket components (each, a “basket component” and together, the “basket components”). The basket components, Bloomberg ticker symbols, weightings and initial component values are set forth in the table below.
	Basket Component	Bloomberg Ticker Symbol	Weighting	Initial Component Value(1)
Market Measure:	Nasdaq-100 Index®	NDX	33.34%	24,873.85
	S&P 500® Index	SPX	33.33%	6,705.12
	EURO STOXX 50® Index	SX5E	33.33%	5,528.67
	(1) With respect to each basket component, its closing value on the pricing date.

Pricing Date:	November 24, 2025.
Issue Date:	November 28, 2025.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•    if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return; or

•    if the ending value is less than or equal to the starting value: the greater of:

(i) $1,000 + ($1,000 × basket return); and

(ii) the minimum payment at maturity

If the ending value is less than the starting value, you will have 1-to-1 downside exposure to the first 5% decline in the value of the Basket from the starting value, and you may lose up to 5% of the face amount of your securities at maturity.
Stated Maturity Date:	November 29, 2029, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Value:	The “starting value” is 100.00.
Closing Value:	With respect to each basket component, “closing value” has the meaning assigned to “closing level” set forth under “General Terms of the Securities —Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Value:	The “ending value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the Nasdaq-100 Index®; (B) 33.33% of the component return of the S&P 500® Index; and (C) 33.33% of the component return of the EURO STOXX 50® Index.
Component Return:	The “component return” of a basket component will be equal to: final component value – initial component value initial component value
Final Component Value:	With respect to each basket component, its closing value on the calculation day.
Maximum Return:	The “maximum return” is 32.40% of the face amount per security ($324.00 per security). As a result of the maximum return, the maximum maturity payment amount will be $1,324.00 per security.

PRS-2

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Minimum Payment at Maturity:	$950.00 per security (95% of the face amount).
Upside Participation Rate:	100%.
Basket Return:	The “basket return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day:	November 26, 2029, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities —Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the section of the product supplement entitled “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $33.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $27.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376FZT9

PRS-3

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek exposure at the upside participation rate to the upside performance of the Basket if the ending value is greater than the starting value, subject to the maximum return at maturity;

▪	desire to limit downside exposure to the Basket since the securities provide for a minimum payment at maturity;

▪	are willing to accept the risk that, if the ending value is less than the starting value, they will have 1-to-1 downside exposure to a portion of the decline in the value of the Basket from the starting value, and may receive only the minimum payment at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the securities included in the basket components; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending value may be less than the starting value;

▪	seek uncapped exposure to the upside performance of the Basket;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Basket;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the basket components, please see the sections titled “The Nasdaq-100 Index®,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below.

PRS-6

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

You May Not Receive Any Positive Return On The Securities And You May Lose Up To 5% Of The Face Amount Of Your Securities At Maturity.

You will receive a positive return on the securities only if the ending value is greater than the starting value. Because the value of the Basket will be subject to market fluctuations, the ending value may be less than the starting value. If the ending value is less than the starting value, you will have 1-to-1 downside exposure to the first 5% decline in the value of the Basket from the starting value and may lose up to 5% of the face amount of your securities at maturity. This is the case even if the value of the Basket is greater than or equal to the starting value at certain times during the term of the securities.

Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Basket Components.

Your return on the securities will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Basket through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the securities included in the basket components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

Changes In The Values Of The Basket Components May Offset Each Other.

Changes in the values of the basket components may not correlate with each other. Even if the final component value of a basket component increases, the final component value of the other basket components may not increase as much or may even decline. Therefore, in calculating the ending value of the Basket, an increase in the final component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the final component value of the other basket components.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue any securities included in the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

You Will Be Required To Recognize Taxable Income On The Securities Prior To Maturity.

If you are a U.S. investor in a security that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the security prior to its maturity, even though you will not receive any payment on the securities prior to maturity. In addition, your gain, if any, with respect to such securities generally will be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations” below.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day— Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

PRS-8

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Basket; interest rates; volatility of the basket components; correlation among the basket components; time remaining to maturity; volatility of currency exchange rates; correlation between currency exchange rates and the EURO STOXX 50® Index; and dividend yields on the securities included in the basket components. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

PRS-9

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Basket. Because numerous factors are expected to affect the value of the securities, changes in the value of the Basket may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Basket Components

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components. Investing in the securities is not equivalent to investing in the basket components. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the basket components for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the basket components. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the basket components would have.

•	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Nasdaq-100 Index®.

Because some of the equity securities composing the Nasdaq-100 Index® are issued by non-U.S. issuers, an investment in the securities involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The EURO STOXX 50® Index.

The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

PRS-10

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The EURO STOXX 50® Index.

The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros. Because the value of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the securities determined based on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the securities will not benefit from any appreciation of the euro relative to the U.S. dollar.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the basket components and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the basket components.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the values of the basket components.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-11

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value. The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. The actual initial component value for each basket component is set forth under “Terms of the Securities” above. For actual historical data of the basket components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	100%
Maximum Return:	32.40% of the face amount ($324.00 per security)
Minimum Payment at Maturity:	$950.00 per security (95% of the face amount)
Hypothetical Initial Component Value:	For each basket component, 100.00
Starting Value:	100.00

Hypothetical Payout Profile

PRS-12

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,324.00	32.40%
175.00	75.00%	$1,324.00	32.40%
150.00	50.00%	$1,324.00	32.40%
140.00	40.00%	$1,324.00	32.40%
132.40	32.40%	$1,324.00	32.40%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$975.00	-2.50%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$950.00	-5.00%
50.00	-50.00%	$950.00	-5.00%
25.00	-75.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%

(1)	The basket return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-13

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

	Nasdaq-100 Index®	S&P 500® Index	EURO STOXX 50® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical final component value:	115.00	105.00	110.00
Hypothetical component return:	15.00%	5.00%	10.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × 15.00%) + (33.33% × 5.00%) + (33.33% × 10.00%) ] = 110.00

Therefore, the basket return would be equal to 10.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)        the maximum return of $324.00

On the stated maturity date, you would receive $1,100.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

	Nasdaq-100 Index®	S&P 500® Index	EURO STOXX 50® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical final component value:	140.00	160.00	150.00
Hypothetical component return:	40.00%	60.00%	50.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × 40.00%) + (33.33% × 60.00%) + (33.33% × 50.00%)] = 150.00

Therefore, the basket return would be equal to 50.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)        the maximum return of $324.00

On the stated maturity date, you would receive $1,324.00 per security, which is the maximum maturity payment amount.

PRS-14

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Example 3. Maturity payment amount is less than the face amount and is greater than the minimum payment at maturity:

	Nasdaq-100 Index®	S&P 500® Index	EURO STOXX 50® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical final component value:	95.00	102.50	95.00
Hypothetical component return:	-5.00%	2.50%	-5.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × -5.00%) + (33.33% × 2.50%) + (33.33% × -5.00)] = 97.50

Therefore, the basket return would be equal to -2.50%.

Because the hypothetical ending value is less than or equal to the starting value, the maturity payment amount per security would be equal to the greater of:

(i)        $1,000 + ($1,000 × basket return)

$1,000 + ($1,000 × -2.50%)

= $975.00; and

(ii)        the minimum payment at maturity of $950.00

On the stated maturity date, you would receive $975.00 per security.

Example 4. Maturity payment amount is less than the face amount and is equal to the minimum payment at maturity:

	Nasdaq-100 Index®	S&P 500® Index	EURO STOXX 50® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical final component value:	80.00	50.00	20.00
Hypothetical component return:	-20.00%	-50.00%	-80.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × -20.00%) + (33.33% × -50.00%) + (33.33% × -80.00)] = 50.00

Therefore, the basket return would be equal to -50.00%.

Because the hypothetical ending value is less than the starting value, the maturity payment amount per security would be equal to the greater of:

(i)        $1,000 + ($1,000 × basket return)

$1,000 + ($1,000 × -50.00%)

= $500.00; and

(ii)        the minimum payment at maturity of $950.00

On the stated maturity date, you would receive $950.00 per security.

This example illustrates that the securities provide for the repayment of 95% of the face amount at maturity even in scenarios in which the value of the Basket declines significantly from the starting value (subject to issuer credit risk).

PRS-15

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Hypothetical Historical Performance of the Basket

The basket will represent an approximately equally weighted portfolio of the basket components, with the return of each basket component having the weighting set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 2, 2020 to November 24, 2025, assuming that the Basket was constructed on January 2, 2020 with a starting value of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing values used in the graph below from Bloomberg Finance L.P., (“Bloomberg”) without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the basket return is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-16

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index®, see “Description of Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Nasdaq-100 Index® in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing levels of the Nasdaq-100 Index® for the period from January 2, 2020 to November 24, 2025. The closing level on November 24, 2025 was 24,873.85. The historical performance of the Nasdaq-100 Index® should not be taken as an indication of its future performance during the term of the securities.

PRS-17

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the S&P 500® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 2, 2020 to November 24, 2025. The closing level on November 24, 2025 was 6,705.12. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance during the term of the securities.

PRS-18

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Description of Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the EURO STOXX 50® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the EURO STOXX 50® Index for the period from January 2, 2020 to November 24, 2025. The closing level on November 24, 2025 was 5,528.67. The historical performance of the EURO STOXX 50® Index should not be taken as an indication of its future performance during the term of the securities.

PRS-19

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

United States Federal Income Tax Considerations

You should note that the discussion under the section called “United States Federal Income Tax Considerations” in the accompanying product supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies to you only if you hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address any minimum tax or Medicare contribution tax consequences, the income inclusion acceleration rules set forth in Section 451(b) of the Code, or any other tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or an electing trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•	a “real estate investment trust” or “regulated investment company”;

•	a tax-exempt entity, an “individual retirement account” or a “Roth IRA”;

•	a person holding a security as part of a “straddle” or conversion transaction or one that enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a person that owns, or is deemed to own, 10% or more of our equity by vote or value; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of the securities to you and your partners.

We will not attempt to ascertain whether any issuer of any Market Measure (or the components of any Market Measure) (collectively, the “Underlying Issuer”) should be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a U.S. Holder, upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of the securities. You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax advisor regarding the possible consequences to you if any Underlying Issuer is or becomes a PFIC.

This discussion is based on the Code, final, temporary and proposed regulations by the U.S. Treasury Department (“Treasury”), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. or other tax laws, or any federal taxes other than income taxes (such as estate or gift taxes). You should consult your tax advisor about the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion assumes that no foreign taxes will be imposed with respect to the securities. You should consult your tax advisor regarding the consequences of any non-U.S. tax imposed with respect to the securities generally and in your particular circumstances.

Tax Treatment of the Securities

In the opinion of our counsel Davis Polk & Wardwell LLP, the securities should be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities as “contingent payment debt instruments” (“CPDIs”) for U.S. federal income tax purposes.

PRS-20

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

For U.S. federal income tax purposes, the issue price of securities of a series will equal the first price at which a substantial amount of the securities of that series is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It is expected, and the discussion below assumes, that the issue price of a security will be equal to the stated issue price indicated in this pricing supplement.

If a market disruption event occurs, the timing (and potentially the character) of income you recognize with respect to the securities could be affected. See also “—Possible Taxable Event” regarding the possibility that certain changes could cause a security to be deemed retired and reissued for U.S. federal income tax purposes.

Interest Accruals on the CPDIs

We are required to determine a “comparable yield” for each issuance of CPDIs. The term “comparable yield” means the greater of (i) the annual yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs, and (ii) the applicable federal rate. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield. The projected payment schedule must reflect each non-contingent payment and the projected amount of each contingent payment (determined under special rules set forth in applicable Treasury regulations (the “Contingent Debt Regulations”)) on the CPDIs.

We have determined that the “comparable yield” for the securities is a rate of 4.229% per annum, compounded semi-annually. Based on this comparable yield, the “projected payment schedule” for the securities (assuming an issue price of $1,000) consists of a single projected payment of $1,182.338 due at maturity.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the securities) that will be deemed to have accrued with respect to the securities for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING THE ACCRUAL PERIOD (PER SECURITY)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM THE ORIGINAL ISSUE DATE (PER SECURITY) AS OF THE END OF THE ACCRUAL PERIOD
From the issue date through May 29, 2026	$21.260	$21.260
May 30, 2026 through November 29, 2026	$21.592	$42.853
November 30, 2026 through May 29, 2027	$22.049	$64.901
May 30, 2027 through November 29, 2027	$22.515	$87.416
November 30, 2027 through May 29, 2028	$22.991	$110.407
May 30, 2028 through November 29, 2028	$23.477	$133.885
November 30, 2028 through May 29, 2029	$23.973	$157.858
May 30, 2029 through the maturity date	$24.480	$182.338

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

PRS-21

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDI, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of tax accounting, you will be required to accrue interest income at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payments on the CPDI during the year (as described below).

You will be required for U.S. federal income tax purposes to accrue an amount of interest, for each accrual period prior to and including maturity or earlier taxable disposition of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. The “adjusted issue price” of a CPDI is its issue price, increased by any interest income you have previously accrued (determined without regard to any adjustments to interest accruals described below), and decreased by the projected amounts of any payments previously made on the CPDI pursuant to the projected payment schedule (without regard to actual amounts paid). Accordingly, you generally will be required to include interest in income each year even though you may not receive a corresponding (or any) amount of cash in that year.

We intend to treat any income with respect to the securities as U.S.-source income.

Adjustments to Interest Accruals on the CPDIs

In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any “net positive adjustment” (i.e., the excess of actual payments over projected payments) in respect of a CPDI for a taxable year. A “net negative adjustment” (i.e., the excess of projected payments over actual payments) in respect of a CPDI for a taxable year:

•	will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year;

•	to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all your previous interest inclusions under the CPDI exceeds the total amount of the net negative adjustments treated as ordinary loss on the CPDI in prior taxable years; and

•	to the extent of any excess after applying the two steps above, will be carried forward as a negative adjustment to offset future interest income with respect to the CPDI or to reduce the amount realized on a disposition of the CPDI.

If you are a non-corporate U.S. Holder, a net negative adjustment is not treated as a miscellaneous itemized deduction (for which deductions would be unavailable).

Taxable Disposition of the CPDIs

Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between (i) the amount realized from the disposition of the CPDI and (ii) your adjusted tax basis in the CPDI. Your adjusted tax basis in the CPDI will equal its cost, increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). At maturity, you will be treated as receiving the projected amount for that date (reduced by any carryforward of a net negative adjustment), and any difference between the amount actually received and that projected amount will be treated as a positive or negative adjustment governed by the rules described above. You generally must treat any income realized on a taxable disposition of a CPDI as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss, the deductibility of which is subject to limitations. If you recognize a loss above certain thresholds, you may be required to file a “reportable transaction” disclosure statement with the IRS. You should consult your tax adviser regarding this reporting obligation.

Special Rules for Contingent Payments that Becomes Fixed

Special rules may apply if all the remaining payments on a CPDI become fixed. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, if one or more (but not all) contingent payments on a CPDI became fixed more than six months prior to the relevant payment dates, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. In addition, you will be required to make adjustments to your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a taxable disposition of your CPDI may also be affected. If all remaining scheduled contingent payments on a CPDI become fixed substantially contemporaneously, you will be required to make these adjustments in a reasonable manner over the remaining term of the CPDI. You should consult your tax advisor regarding the application of these rules.

PRS-22

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Securities Purchased for Amounts Different from their Adjusted Issue Price

If you purchased a CPDI for an amount that is different from its “adjusted issue price,” you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax advisor with respect to the tax consequences of an investment in a CPDI, including the treatment of the difference, if any, between your basis in the CPDI and the CPDI’s adjusted issue price.

Possible Taxable Event

A change to a Market Measure (resulting from, for example, a reorganization event) could result in a significant modification of the affected securities. A change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on a security due to a market disruption event, the designation of a successor Market Measure, or the designation of a substitute or successor rate or other similar circumstances resulting in a material change to a Market Measure could also result in a significant modification of the affected securities. Additionally, in certain circumstances where our obligations under the securities are assumed by another entity, such substitution could result in a significant modification of the affected securities.

A significant modification may result in the securities being treated as redeemed and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (in the case of a loss, subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected.

You should consult your tax advisor regarding the consequences of any significant modification of the securities.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and:

•	an individual nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of a security who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the security.

The discussion below generally assumes that income and gain on the securities are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

We intend to treat any income with respect to the securities as U.S.-source income, which may have withholding consequences to you as described below.

Subject to the discussions below under “—Dividend Equivalents under Section 871(m) of the Code,” “—FIRPTA,” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on, or amounts you receive on a taxable disposition of, a security if these amounts are not effectively connected with your conduct of a U.S. trade or business, provided that you furnish an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person and provided further that (i) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) you are not a bank receiving interest as descried in Section 881(c)(3)(A) of the Code.

We, or our agents, including Wells Fargo Securities, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as exchange-traded funds that track such indices (“Qualified Index Securities”).

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Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” for this purpose is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the security, i.e., when all material terms have been agreed on, and (ii) the issuance of the security. However, if the time of pricing is more than 14 calendar days before the issuance of the security, the calculation date is the date of the issuance of the security. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the security. As a result, you should acquire such a security only if you are willing to accept the risk that the security is treated as a Specified ELI subject to withholding under Section 871(m).

If the terms of a security are subject to a significant modification (for example, upon an event discussed above under “Tax Consequences to U.S. Holders—Possible Taxable Event”), the security may be treated as reissued for this purpose and could become a Specified ELI at the time of the significant modification, depending on the application of the rules at that time to the security. If, pursuant to the terms of a security, an Underlying Security is added to (or substituted into) the composition of the security’s Market Measure(s) after the issuance of the security, whether or not resulting in a significant modification, we may determine that the security is subject to withholding under Section 871(m) at that later time. Accordingly, prospective investors should acquire securities with the understanding that withholding may apply to payments thereon.

If a security is a Specified ELI, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the security or upon the date of maturity, lapse or other disposition of the security by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from coupons or other payments on the security, from proceeds of the retirement or other disposition of the security, or from your other cash or property held by us or the withholding agent. If withholding applies, you should expect that we or the withholding agent will withhold at the applicable statutory rate.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security.

Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, the securities should not be subject to Section 871(m).

Prospective purchasers of the securities should consult their tax advisors regarding the potential application of Section 871(m) to a particular security and, if withholding applies, whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination is binding on you and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to securities linked to equities that could pay U.S.-source dividends and their application to a specific issue of securities may be uncertain. Accordingly, even if we determine that certain securities are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those securities. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified ELIs subject to Section 871(m) as a general matter. You should consult your tax advisors regarding the application of Section 871(m) in your particular circumstances.

PRS-24

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

We or our agents, including Wells Fargo Securities, will not be required to pay any additional amounts with respect to withholding under Section 871(m).

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). We will not attempt to ascertain whether any Underlying Issuer should be treated as a USRPHC for purposes of Section 897. If an Underlying Issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, a security could be treated as a USRPI, in which case any gain from the disposition of the security would generally be subject to U.S. federal income tax and would be required to be reported by the Non-U.S. Holder on a U.S. federal income tax return, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition. We or our agents, including Wells Fargo Securities, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, assuming the securities themselves are not “regularly traded” on an established securities market, the securities generally will not be subject to the FIRPTA rules unless their fair market value upon acquisition exceeds 5% of the relevant Underlying Issuer’s regularly traded class of interests as specified in the applicable Treasury regulations. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisors regarding whether their ownership interest in the securities will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in a relevant Underlying Issuer.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You will be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on a security. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Fungibility of Subsequent Issuances of the Securities

We may, without the consent of the holders of outstanding securities, issue additional securities with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original securities, these additional securities may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original securities. Accordingly, the additional securities may have a different comparable yield and/or projected payment schedule from the original securities. These differences may affect the market value of the original securities if the additional securities are not otherwise distinguishable from the original securities.

Information Reporting and Backup Withholding

Payments on the securities as well as the proceeds of a taxable disposition (including retirement) of the securities generally will be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, generally will be subject to backup withholding, unless you are an exempt recipient and, if required, you establish your exempt status. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS. We, or our agents, including Wells Fargo Securities, will not be required to pay any additional amounts with respect to any backup withholding.

FATCA

Legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While the FATCA rules also require withholding on payments of gross proceeds from dispositions of financial instruments that provide for U.S.-source income, proposed regulations would eliminate this requirement with respect to gross proceeds, and Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. financial intermediary, you should consult your tax advisor regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits. We, or our agents, including Wells Fargo Securities, will not be required to pay any additional amounts with respect to any withholding taxes.

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Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. -situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax advisor regarding the U.S. federal estate tax consequences of investing in the securities.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-26

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-27